Exhibit 99.1

NEWS RELEASE
American Announces Registered Direct Common Stock Offering
     DENVER, CO — December 18, 2009 — American Oil & Gas Inc. (NYSE-AMEX: AEZ) today announced that it has agreed to sell nine million shares of common stock to certain purchasers through a registered direct offering priced at $3.50 per share, resulting in gross proceeds of $31.5 million. C. K. Cooper & Company acted as lead placement agent on the transaction and Ladenburg Thalman & Co., Inc. acted as co-placement agent.
     American intends to use the net proceeds from the transaction for capital expenditures in 2010 and general corporate purposes. The financing is expected to close on or about December 24, 2009, subject to the satisfaction of customary closing conditions.
     The offering was conducted pursuant to American’s effective shelf registration statement previously filed with the Securities and Exchange Commission (the “SEC”). This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective shelf registration statement. Copies of the final prospectus, including the prospectus supplement, can be obtained at the SEC’s website, www.sec.gov, or from C. K. Cooper & Company, 18300 Von Karman Avenue, Suite 700, Irvine, CA 92612.
     American Oil & Gas Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas Inc. can be found at the Company’s website: www.americanog.com.
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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas Inc.’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. The Company undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the issuance of this press release or to reflect any change in the Company’s expectations with regard to these forward-looking statements or the occurrence of any unanticipated events. This press release may include the opinions of American Oil & Gas Inc., and does not necessarily include the views of any other person or entity.

Contact:
Andrew Calerich, President	Neal Feagans, Investor Relations
303.991.0173 Fax: 303.595.0709	Feagans Consulting, Inc
1050 17th Street, Suite 2400 — Denver, CO 80265	303.449.1184